UNITED STATES
  SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
 _____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2013

KEY TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

OREGON	0-21820	93-0822509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Avery Street
Walla Walla, Washington 99362
(Address of principal executive offices) (Zip Code)

(509) 529-2161
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5	CORPORATE GOVERNANCE AND MANAGEMENT
ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective March 1, 2013, the Board of Directors of Key Technology, Inc. (the "Company") expanded the number of director positions by one and appointed Mr. Frank Zwerts to serve as a director until the Company's next annual meeting of shareholders. Mr. Zwerts was the President and CEO of Visys NV, a Belgian privately held company that was acquired by the Company on February 28, 2013 (the "Acquisition") in a transaction that was previously disclosed in the Company's Current Reports on Form 8-K filed with the SEC on February 28, 2013 and March 6, 2013. The appointment of Mr. Zwerts was made in connection with the Acquisition and pursuant to the Share Purchase Agreement entered into in connection with the Acquisition. Subsequent to his initial term, the Board has agreed to nominate Mr. Zwerts to stand for re-election as a director. Mr. Zwerts will remain the President and CEO of Visys NV and has become the President of EMEIA (Europe, Middle East, India and Africa) for the Company.

Mr. Zwerts, 44, has served as President and CEO of Visys NV, a manufacturer of digital sorting equipment since 2004.  Prior to co-founding Visys, Mr. Zwerts was an Executive Director at ABN Amro Rothschild and a Vice-President Technology Banking at ING Barings LLC in London. He holds a BS and MS in economics and finance from University Hasselt and an MBA from Brussels University.

Mr. Zwerts was a selling shareholder in the Acquisition and received as consideration for the sale of his shares approximately $1 million in cash, 47,542 shares of the Company's common stock and 19,812 warrants to purchase shares of the Company's common stock. In addition, Mr. Zwerts is the Managing Director of Embla BVBA, a Belgian entity that serves as a personal services management company that was also a selling shareholder in the Acquisition. Embla BVBA received as consideration for the sale of its shares approximately $260,000 in cash, 11,833 shares of the Company's common stock and 4,930 warrants to purchase shares of the Company's common stock. The consideration received by Mr. Zwerts and Embla BVBA was proportionate to their respective shareholdings in Visys NV.  The Acquisition had an approximate total dollar value of $21 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY TECHNOLOGY, INC.

/s/ John J. Ehren
John J. Ehren
President and Chief Executive Officer

Dated: March 7, 2013